Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 27, 2023, with respect to the consolidated financial statements of Carlyle Secured Lending, Inc. and the effectiveness of internal control over financial reporting of Carlyle Secured Lending, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2022 and the consolidated financial statements of Middle Market Credit Fund, LLC included therein, into the Registration Statement (Form N-2, File No. 333-255589), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA
August 10, 2023